EXHIBIT 10.2

FORM OF AGREEMENT FOR NON-QUALIFIED STOCK OPTION AWARDS
UNDER CROWN HOLDINGS, INC. 2006 STOCK-BASED
INCENTIVE COMPENSATION PLAN

[DATE]

[NAME]
[DIVISION]

Dear [NAME}:

Pursuant to the 2006 Stock-Based Incentive Compensation Plan (the “Plan”), the Executive Compensation Committee of the Board of Directors hereby grants to you a non-qualified stock option (“Option”) to purchase [NUMBER] shares of Common Stock, par value $5.00, at a price of [PRICE] per share.

This Option is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth in the Plan.

Subject to your continued employment with the Company, including its Subsidiaries or Affiliates, on the following dates, you will be entitled to exercise this Option as follows: purchase 20% of the shares after [DATE]; purchase an additional 20% of the shares after [DATE]; purchase an additional 20% of the shares after [DATE]; purchase an additional 20% of the shares after [DATE] and purchase the final 20% of the shares after [DATE]. No portion of this Option, which is not exercisable on the date of your termination of employment with the Company, its Subsidiaries and Affiliates, will become exercisable after such termination.

Subject to your continued employment through such date, shares that become exercisable will remain available for purchase until the expiration date of [DATE]. However, except as specified below, this Option will terminate immediately if you cease to be employed by the Company, including its Subsidiaries and Affiliates, for any reason.

If your employment with the Company, including its Subsidiaries and Affiliates, is terminated by the Company prior to [DATE], other than for “cause” (as described below), this Option, to the extent it is exercisable upon your termination of employment, will remain exercisable by you or your personal representative, as applicable, during the sixty-day period immediately following your termination of employment, but not later than [DATE]. This Option shall terminate in full to the extent not exercised within such sixty-day period. Termination for “cause” will result in the immediate cancellation of all unexercised option shares granted. For purposes of this Option, the term “cause” means (i) your willful misconduct or gross negligence in connection with the performance of your duties for the Company, including its Subsidiaries and Affiliates; (ii) your conviction of, or a plea of nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) your engaging in any business that directly or indirectly competes with the Company, including its Subsidiaries and Affiliates; or (iv) your disclosure of trade secrets, customer lists or confidential information of the Company, including its Subsidiaries and Affiliates to a competitor or unauthorized person, in all cases under (i)-(iv) as determined in the sole discretion of the Committee.

If your employment with the Company, including its Subsidiaries and Affiliates, terminates prior to [DATE] due to your death, this Option, to the extent it is exercisable upon your death, will remain exercisable by your estate or the persons who acquired the right to exercise this Option by bequest or inheritance, during the twelve-month period immediately following your death, but not later than [DATE]. This Option shall terminate in full to the extent not exercised within such twelve-month period.

If your employment with the Company, including its Subsidiaries and Affiliates, terminates prior to [DATE] due to your “disability” (as described below), this Option, to the extent it is exercisable upon your termination of employment, will remain exercisable by you or your personal representative, as applicable, during the twenty-four month period immediately following your termination of employment, but not later than [DATE]. This Option shall terminate in full to the extent not exercised within such twenty-four month period. For purposes of this Option, the term “disability” means a physical, mental or other impairment that prevents you from fully performing your duties for the Company, including its Subsidiaries and Affiliates, as determined in the sole discretion of the Committee.

If your employment with the Company, including its Subsidiaries and Affiliates, terminates prior to [DATE] due to your “retirement” (as described below), this Option, to the extent it is exercisable upon your termination of employment, will remain exercisable by you or your personal representative, as applicable, during the twenty-four month period immediately following your termination of employment, but not later than [DATE]. This Option shall terminate in full to the extent not exercised within such twenty-four month period. For purposes of this Option, the term “retirement” means your termination of active employment with the Company, including its Subsidiaries and Affiliates, after you have either attained an age of 55 with 15 years of service or 65 with 5 years of service.

With the outsourcing of the daily stock plans administration in 2005 by the Company to E*TRADE FINANCIAL, if you do not currently have a Crown Stock Plans account with E*TRADE, you must register and open an account online in order to exercise your vested stock options. E*TRADE will send an e-mail to you with an authentication code that will assist you in opening an account. Also, the Company’s internal stock plans administrator will provide you by e-mail with a Crown identification number, required in the application process, along with instructions for accessing the E*TRADE stock plans internet site. Once the account is established, you will be able to exercise your options as they vest. If you choose to exercise and hold vested option shares, you may pay for the shares either (i) in cash, or (ii) with proceeds received from the sale of a portion of the Common Stock which has vested under the Option, or (iii) in whole or in part in Common Stock, valued at fair market value on the date of exercise. Promptly after your exercise, E*TRADE will authorize the Company’s Transfer Agent to either transfer the shares to your E*TRADE account or issue a stock certificate to you or your designated broker-dealer, as applicable.

The construction and interpretation of any provision of this Option or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company, its Subsidiaries or Affiliates, or interfere in any way with the right of the Company to terminate your service at any time.

You should sign and return a copy of this agreement to James J. O’Neill, Manager of Financial Reporting in Philadelphia.

Very truly yours,

/s/ John W. Conway
John W. Conway

Acknowledged and Accepted:

[NAME]                                                                                [DATE]